EXHIBIT 99.1

INKSURE TECHNOLOGIES PROVIDES UPDATE ON RFID ACTIVITIES IN LETTER TO
SHAREHOLDERS

     FT. LAUDERDALE, Fla., March 5 /PRNewswire-FirstCall/ - InkSure Technologies Inc. (OTC Bulletin Board: INKS), a leading provider of covert machine-readable security solutions ("CMRT") for the detection of counterfeiting, fraud and diversion, today announced that it has provided an update on its RFID activities in the following Letter to Shareholders from its Chief Executive Officer, Elie Housman.

     To My Fellow Shareholders:

     The purpose of this letter is to bring you up-to-date regarding your Company's activities involving the development of "chipless" RFID (Radio Frequency Identification) technology that enables the use of printed multi-bit codes and "non-line-of-sight" collection of product information suitable for a variety of applications, including product authentication, supply chain management, proof of ownership, and life cycle information.

     We have been working on this technology for over four years and have, to date, been granted three patents by the U.S. Government. A number of additional patent applications are pending in the United States and several foreign countries.

     While many companies currently offer or are developing RFID products, most utilize semiconductor-based chips that are relatively expensive ($0.25-plus each) and not economic for item-level product identification, tracking and tracing applications. A "chipless" RFID tag (or label) is one that does not make use of any integrated circuit (semiconductor) technology to store information. InkSure's goal is to be able to produce and deliver "chipless" RF printed codes at a cost of less than $0.01 each, thereby targeting a potentially significant market niche that involves the replacement of "barcodes", which are widely used in the printing and packaging industries for printing, sorting and insertion applications, and item identification. For high-volume applications, InkSure's printable RFID symbology is most suitable, since the codes can be printed directly on products and packaging, as most barcodes are today, without the need of affixing an entire tag or label. Read-only functionality will minimize costs.

     Barcodes come in many flavors. Most of us are familiar with the ones seen in grocery or retail stores, but there are many others that are used as "standards" in a variety of industries. Healthcare, manufacturing, and retail all have symbologies that are unique to their industries and are not interchangeable. A few examples of popular symbologies include UPC/EAN, which is used primarily in the retail and food industries; Code 39, an alphanumeric code for ID, inventory and tracking in manufacturing and other industries; and Code 128, a very compact symbol often used in the shipping industry where label size is an issue.

     We believe that the barcode symbologies that are primarily used either in internal or in closed-loop systems have the greatest potential for replacement success with InkSure's proprietary technology. Unlike ubiquitous UPC (Universal Product Code) barcode technology, RFID technology does not require contact or line-of-sight for communication. The ability, using our technology, to print "chipless" RFID SARcode symbology (1) either beneath or on the surface of an item and (2) on a variety of substrates, should provide a unique advantage over silicon-based RF chip tags.

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     InkSure's goal is to utilize the intellectual property developed in its current ink-based security solutions business to develop multi-bit "chipless" RFID codes that can be printed with conductive inks beneath the surface of documents, product labels, product packaging and products themselves at a cost of less than one cent (US) each. Such printed codes offer far more security, functionality and data-carrying capacity than traditional barcodes and have the potential to revolutionize the brand protection and supply chain management industries.

     InkSure's development approach is to devise a code, comprised of simple objects, together with algorithms for interpreting the phenomena produced when such objects are printed close to each other. This approach takes into account the fact that light diffraction between objects is predictable and can produce a three-dimensional effect that can be measured and interpreted in a variety of formats.

     Depending upon the wavelength utilized to query and transmit information, and the code involved, it is possible to print the desired amount of information in relatively small areas. This eliminates the need for a silicon chip and allows for the application of a 96-bit code that consumes only 10% of the conductive ink required for a printed RFID antenna. The Company has branded its technology SARcode(TM), which is representative of one of InkSure's detection principles - Synthetic Aperture Radar (SAR).

     The most compelling advantage of our technology in targeting the $7-8 billion barcode market (including $3 billion in consumables) involves the ability to replace internal barcodes with the benefits of RFID detection, at a lower cost than RFID chip-based tags, and with broader flexibility for various printing applications.

     According to IDTechEx, an independent consultancy on RFID and printed electronics, the value of the "chipless" tags market is expected to expand dramatically, from approximately $1.2 million in 2006 to approximately $1.4 billion by 2016. To achieve the volumes projected by IDTechEx will require much lower-cost tags, such as the "chipless" RFID SARcodes that InkSure should be able to deliver for less than $0.01 each. IDTechEx has described the following applications as the having the greatest potential for RFID tags. I have highlighted below in bold the initial applications that InkSure has targeted once our "chipless" RF SARcodes are available commercially (we have also added publications and printed media to IDTechEx's list):

    Unit Volumes                          Application Areas

    Tens of Millions        Secure access, test tubes/blood samples, toys

    Hundreds of Millions    Laundry, library, livestock, logistics, assets

    Billions Pallets, cases, airline baggage, smart paper tickets, banknotes, financial cards, parcels/packages, drugs, archiving, publications/printed media, proof of ownership

    Trillions               Supermarket barcodes, brand protection

     In summary, while many developmental technologies fail because they are unable to target commercially viable applications, we believe that InkSure's "chipless" RF printed codes will be introduced into a "target-rich" market environment.

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     We have set forth an aggressive timeline for the development and commercialization of "chipless" SARcodes. Our "proof-of-concept" was presented at the RFID Smart Labels USA 2006 Conference in Boston approximately one year ago, and we recently provided a review of major development milestones at the RFID Smart Labels USA 2007 Conference in Boston. Our progress during the past year has been very encouraging, as evidenced by our entry into testing agreements with several major printing companies, and our goal remains to introduce "chipless" RF SARcodes commercially as soon as possible following the completion of such field tests. We do not expect to generate meaningful revenues from this project until 2008, and the project is still subject to all the contingencies and risks involved in bringing a new technology to market.

     I believe InkSure's entry into the RFID market, which is forecast for all RFID products by IDTechEx to grow from almost $5 billion in 2006 to over $26 billion by the year 2016, will represent a "watershed" event of great significance to our shareholders. By combining low cost and printing flexibility, our "chipless" RF solution should be very attractive to multiple RFID applications, including document identification, brand protection, asset tracking, and numerous item identification markets. This will complement and greatly expand the market potential that is currently targeted by our covert machine-readable security solutions.

     On behalf of InkSure's management and Board of Directors, I would like to express our appreciation for the continued support of our shareholders, and I look forward to reporting further upon our progress in the future.

     Sincerely,

     Elie Housman
     Chief Executive Officer
     InkSure Technologies Inc.

     About InkSure Technologies, Inc.

     InkSure Technologies Inc. specializes in comprehensive, covert security solutions designed to protect high profile brands and documents of value from counterfeiting, fraud and diversion. The Company's sales and marketing activities target a number of market opportunities, including financial, pharmaceutical, branded products, transportation, and government/institutional, on a global scale. The Company's R&D activities include the development of "chipless" RFID technology for affordable item- level secure logistics and track-and-trace applications. The Company's common stock is listed on the OTC Bulletin Board under the symbol "INKS". Additional information on the Company is available on its website at http://www.inksure.com/.

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     This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although InkSure (the "Company") believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Important factors that could cause actual results to differ materially from the forward-looking statements include the Company's need to obtain substantial additional capital (through financings or otherwise) to fund its operations, the progress of development, government and regulatory approvals and licensing/commercialization of the Company's technologies, and other factors noted in the Company's periodic report filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

 James Assaf, General Manager, InkSure Inc. at +1-954-772-8507 or via e-mail at
                               jassaf@inksure.com

                                       or

           RJ Falkner & Company, Inc., Investor Relations Counsel for
          InkSure Technologies Inc. at +1-800-377-9893 or via e-mail at
                               info@rjfalkner.com